Exhibit p(2)

CODE OF ETHICS

I.	INTRODUCTION

This Code of Ethics (the “Code” or the “Code of Ethics”) has been adopted by Manteio Scalable Technologies LLC and certain of its affiliates/relying advisers as determined from time to time by the Management Committee (as hereinafter defined) (collectively, “Manteio” or the “Firm”) in order to establish applicable policies, guidelines and procedures that promote ethical practices and conduct by all Manteio employees, officers, directors and certain other persons and that prevent violations of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).1 All recipients of the Code must read it carefully and should retain a copy for future reference. The Code consists of several policies primarily designed to address potential conflicts of interest, including:

•	the Personal Investment Policy;

•	the Insider Trading Policy; and

•	the Gifts, Entertainment, Political Contributions and Outside Activities Policy.

Manteio requires that all principals, officers and employees of Manteio observe the applicable standards of care set forth in these policies and not seek to evade the provisions of the Code in any way, including through indirect acts by family members or other associates. The obligations set forth in the Code and the Regulatory Compliance Manual are in addition to and not in lieu of the policies and procedures set forth in the Firm’s Employee Handbook and any other policies and procedures adopted by Manteio in respect of the conduct of its business.

About Manteio

Manteio acts as an adviser to and provides discretionary advisory and sub-advisory services to certain exchange traded funds (each a “Manteio Fund” or “Fund”) registered pursuant to the Investment Company Act of 1940, as amended (“1940 Act”). Manteio also provides advisory services to investment accounts that pursue similar strategies to the Funds (a “Managed Account”, and together with the Funds, “Advisory Clients”). Manteio seeks to achieve, on behalf of its Advisory Clients, superior risk-adjusted returns over the business cycle. Manteio intends to achieve its investment objective by developing and running a variety of quantitative and systematic trading and investment strategies including statistical arbitrage, that emphasizes liquidity, obtaining relative value and underwriting in equities, treasuries, bonds, and debt capital markets, plus derivatives on all these strategies. The Firm is owned and controlled by Manteio Partners LLC.

Manteio has developed a strong reputation based on the professionalism and high standards of the Firm, its principals and employees. Our reputation and Advisory Client relationships are our most important assets. As a fiduciary to our Advisory Clients, we have a duty of loyalty and a duty to always act in utmost good faith, to place our Advisory Clients’ interests first and foremost and to make full and fair disclosure of all material facts, including information as to any potential and/or actual conflicts of interest which relate to our investment advisory business.

[1]	The Code of Ethics is adopted by Manteio Scalable Technologies LLC pursuant to and in accordance with the requirements of each of Rule 206(4)-7 and Rule 204A-1 under the Advisers Act.

Manteio’s fiduciary duty is based upon the scope and nature of the relationship between Manteio and its Advisory Clients. Manteio’s advisory contracts documents define the scope of its services and limitations on its authority.

Manteio adheres to its advisory contracts, which contain specific disclosures, in order to uphold its duty of care (including the duty to provide advice in the best interest of the Advisory Client, the duty to seek best execution, and the duty to provide advice and monitoring over the course of the client relationship) and duty of loyalty (including the duty to subordinate Manteio’s interests to its clients’ interests, the duty to disclose material facts and conflicts of interest, and duties in relation to allocating investment opportunities). Manteio periodically reviews its governing documents and disclosure practices to confirm that they reflect the services it provides.

II.	STATEMENT OF STANDARDS OF BUSINESS CONDUCT

As a fundamental mandate, Manteio demands the highest standards of ethical conduct and care from all of its principals, officers and employees (together, “Manteio Employees” or “Employees”).2 All Manteio Employees must abide by this basic business standard and must not take inappropriate advantage of their position with the Firm. Each Employee is under a duty to exercise his or her authority and responsibility for the primary benefit of our Advisory Clients and the Firm and may not have outside interests that inappropriately conflict with the interests of the Firm or of the Firm’s Advisory Clients. Each Employee must avoid circumstances or conduct that adversely affect or that appear to adversely affect the Firm or its Advisory Clients. Every Employee must comply with applicable federal securities laws and must report any improper or suspicious activity, including any suspected violations of the Code and the Regulatory Compliance Manual, to Manteio’s Chief Compliance Officer (the “CCO”) who has primary responsibility for the administration of the Firm’s compliance program in consultation with the Firm’s Management Committee (as defined below).

Manteio will provide every Employee with a copy of the Code. Employees should maintain a copy of the Code and the Regulatory Compliance Manual in their personal files. Current copies of the Code and the Manual are available upon request from the CCO and on the Firm’s internal SharePoint site.

III.	DEFINITIONS

For purposes of the Code and the Manual, the capitalized terms shall have the following definitions:

A.	“Access Person” with respect to Manteio means (A) any Employees (as defined above) of Manteio; (B) any person that provides advice on behalf of Manteio and is subject to supervision and control of Manteio; and (C) any person with regular or recurring access to the Firm’s office(s), systems and/or facilities, pursuant to a consulting, staffing, office- sharing or similar arrangement, such that they could reasonably be expected to have access to nonpublic information.

[2]	For purposes of this Regulatory Compliance Manual, Employees includes employees of affiliates of Manteio Scalable Technologies LLC who perform services for Manteio Scalable Technologies LLC through a staffing or similar agreement.

B.	“Advisory Client” means any individual, group of individuals, partnership, trust, company or other investment fund entity for whom Manteio acts as investment adviser. Advisory Clients may include public and private pooled investment vehicles and managed accounts managed by Manteio, but do not include the investors, institutional or individual, in such funds (“Investors”), although certain protections afforded Advisory Clients pursuant to this Code and Manual do extend to Investors through Rule 206(4)-8 of the Advisers Act.[3]

C.	“Advisory Person” shall mean any Manteio Employee who, in connection with his or her regular functions or duties: (i) makes any recommendation for the purchase or sale of a security; (ii) participates in the determination of which recommendation shall be made (e.g., investment analyst); (iii) effects a securities transaction (e.g., trader); or (iv) has knowledge concerning which securities are being recommended to be purchased or sold (e.g., certain finance and administrative personnel and others who regularly have access to trade blotter information).

D.	“Affiliate” shall mean any company, partnership or other entity that is controlled by or under common control with Manteio.

E.	“Affiliate Account” means: (i) the personal securities account of an Employee or the account of any Family Member, as defined herein; (ii) the securities account for which any Employee serves as custodian, trustee or otherwise acts in a fiduciary capacity or with respect to which any such person either has authority to make investment decisions or from time to time makes investment recommendations; and (iii) the securities account of any person, partnership, joint venture, trust or other entity in which an Employee or his or her Family Member has “Beneficial Ownership” or other “Beneficial Interest.”

F.	A Security (as hereinafter defined) is “Being Considered for Purchase” when a recommendation to purchase a Security has been identified for research and analysis in connection with a potential investment. In all cases, a Security that has been recommended for purchase pursuant to an investment memorandum, internal idea meeting proposal or other formal recommendation shall be deemed to be a security or instrument Being Considered for Purchase.

G.	“Beneficial Interest” means an interest whereby a person can, directly or indirectly, control the disposition of a security or derive a monetary, pecuniary or other right or benefit from the purchase, sale or ownership of a security (e.g., interest payments or dividends).

H.	“Beneficial Ownership” of a security or account means, consistent with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 16-a-1(a)(2) thereunder, ownership of securities or securities accounts, by or for the benefit of a person or his or her Family Members. Beneficial Ownership specifically includes any security or account in which the Employee or any Family Member holds a direct or indirect Beneficial Interest or retains voting power (or the ability to direct such a vote) or investment power (which includes the power to acquire or dispose of, or the ability to direct the acquisition or disposition of, a Security or securities accounts), directly or indirectly (e.g., by exercising a power of attorney or otherwise).

[3]	Rule 206(4)-8 prohibits advisers of pooled investment vehicles from making false or misleading statements to, or otherwise defrauding, investors or prospective investors in those pooled vehicles.

I.	“Exempt Security” is any security that falls into any of the following categories: (i) registered open-end mutual fund shares, not advised by Manteio or any of its Affiliates; (ii) security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); (iii) College Direct Savings Plans (e.g., NY 529 College Savings Program, etc.); (iv) Unit Investment Trusts that are invested exclusively in one or more open-end funds, none of which is affiliated with Manteio; (v) bankers acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high- quality debt instruments with one year or less to maturity; and (vi) treasury obligations (e.g., T-Bills, Notes and Bonds) or other securities issued/guaranteed by the U.S. Government, its agencies, or instrumentalities (e.g., FNMA, GNMA).

J.	“Family Member” means the spouse, child, parent, sibling or other relative (whether related by blood, marriage or otherwise) of an Employee, who either resides with, or is financially dependent upon the Employee, or whose investments are controlled by that Employee. The term also includes any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the Employee, such as a domestic partner or spousal equivalent and any person considered a “significant other.”

K.	“Management Committee” means each of Peter A. Christodoulou, Partner, Chief Executive Officer (“CEO”); Yung-Shin Kung, Partner, Chief Investment Officer (“CIO”); Michael J. Cash, Partner; and Jordan Dermon, Chief Operating Officer (“COO”). The Management Committee is responsible for overall supervision of the Firm’s advisory activities.

L.	“Investor Relations Representative” or “IRR” means a Manteio Employee or consultant engaged in investor relations matters or otherwise identified and designated by the CEO or the CCO to perform investor relations-related duties or an investor relations-related task on behalf of the Firm.

M.	“Personal Securities Trade” means a trade in a Security (as defined below) in which an Employee or a Family Member has a Beneficial Ownership or other Beneficial Interest.

N.	“Reportable Security” means every Security in which an Access Person or a Family Member has a Beneficial Ownership or other Beneficial Interest except that a Reportable Security shall not include an Exempt Security, as defined above.

O.	“Restricted List” means a list of companies or Securities which, except in the circumstances specifically stated in the Personal Investment Policy, Manteio Advisory Clients and Access Persons are generally prohibited or “blocked” from purchasing because, among other things, Manteio (i) has (or may have) assumed a duty with respect to confidential information, or (ii) has (or may have) assumed a fiduciary (or other heightened) duty arising from service on the board of directors or a steering or creditors’ committee. The Restricted List is updated periodically and made available to all Manteio Access Persons.

P.	“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or a put, call, straddle, option or privilege, entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Q.	“Security Held or to be Acquired” by a Fund means (i) any Covered Security which, within the most recent 15 days (A) is or has been held by a Fund; or (B) is being or has been considered by a Fund or Manteio for purchase by a Fund; and (ii) Any option to purchase or sell, and any security convertible or exchangeable for a Covered security

R.	“Watch List” means a list of companies or Securities that may be maintained by the CCO from time to time, about which the CCO has determined that it would be prudent to monitor and potentially restrict trading activities (and proposed trading activities) by Manteio Advisory Clients and Access Persons in order to ensure that there have been no violations of the Code of Ethics or applicable law. A company or Security may be added to the Watch List for any reason determined by the CCO in his sole discretion, including because, among other things, a limited number of Manteio Access Persons may possess or may have had access to material nonpublic information about a company or Security, or the Firm or such Access Persons have or may have assumed a duty with respect to such company or Security. The Watch List is maintained as necessary and updated by the CCO and is disclosed only to members of the Management Committee.

IV.	GUIDELINES AND PROCEDURES

A.	General Guidelines

All Manteio Employees must disclose to the Firm any interest they have in any entity that is not affiliated with Manteio that may give rise to a conflict of interest. Disclosure in this area must be timely so that Manteio may consider the matter and take appropriate action in order to address or mitigate any potential conflicts of interest. Manteio recognizes, however, that it has business relationships with many companies and that certain Employees’ interests and activities, such as owning a relatively small interest in publicly traded securities of such organizations, serving as a trustee of a family trust, or participating in a non-profit organization do not necessarily give rise to a conflict of interest. In the case of any action proposed to be taken by the CCO, for which CCO approval would be required under these guidelines and procedures, the CCO shall seek approval of the Management Committee.

B.	Procedures and General Prohibitions

1.	It is unlawful for any Manteio Employee, in connection with the purchase or sale of a Security Held or to be Acquired by a Fund:

a.	To employ any device, scheme or artifice to defraud a Fund;

b.	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary to make a statement made to a Fund not misleading;

c.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

d.	To engage in any manipulative practices with respect to a Fund.

2.	From time to time, Manteio Employees may be invited to join the board of directors or accept board observation rights of outside entities or accept opportunities to serve with non-profit or other civic organizations. Any Manteio Employee who is invited to serve as an officer, director or board observer, or trustee of any entity, whether or not affiliated with Manteio, must promptly notify and secure the consent of the CCO prior to accepting any such directorship or observation rights. In the event that the Firm approves such a request, the company in question shall immediately be placed on Manteio’s Restricted List in the case of companies that issue securities or other investment instruments, or otherwise flagged for special review and monitoring for potential conflicts.

3.	Except with the prior written approval of the CCO, a Manteio Employee may not act as an officer, general partner, consultant, agent, representative, trustee or employee of any business other than Manteio or an affiliate of Manteio.

4.	Except with the prior written approval of the CCO, and as specifically permitted by law, Employees may not have a monetary interest, as principal, co-principal, agent, shareholder or beneficiary, directly or indirectly, or through any substantial interest in any other corporation, partnership or business unit, in any transaction that conflicts with the interest of Manteio or its Advisory Clients.

5.	Except with the prior written approval of the CCO, Employees may not invest in any IPO or private placement, and specifically may not invest in any unaffiliated hedge fund or other private investment vehicle.

6.	No Employee, except in the course of his or her duties, shall reveal to any other personal information regarding any Advisory Client or any security transactions being considered, recommended, or executed on behalf of any Advisory Client.

7.	No Advisory Person shall make any recommendation concerning the purchase or sale of any Security by an Advisory Client without disclosing to the CCO, to the extent known, the interest of any Manteio Employee, if any, in such Securities or the issuer thereof, including any present proposed relationship with such issuer or its affiliates.

8.	No Employee shall engage in Insider Trading (as defined in the “Insider Trading Policy”) whether for his or her own benefit or for the benefit of others.

9.	No Employee may communicate material, nonpublic information concerning any Security to anyone unless it is properly within his or her job responsibilities to do so.

10.	Every Employee must avoid any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised.

11.	Promptly upon commencement of employment and, in any case, within ten (10) days of their start date, all Access Persons (including all Manteio Employees) are required to disclose to the CCO all personal trading accounts that hold or can hold their Securities, and all personal securities holdings in Reportable Securities in each such account (which disclosure shall include all personal securities holdings in Reportable Securities of each Access Person’s Family Members). Access Persons are also required, on a quarterly basis and no later than thirty (30) days after each calendar quarter-end, to file a report indicating any transactions made in any Reportable Securities. On an annual basis, each Access Person is required to disclose to the CCO all personal holdings of Reportable Securities, generally not later than January 31 of each calendar year as of December 31 of the prior calendar year.

12.	The intentional creation, transmission or use of false rumors is inconsistent with the Firm’s commitment to high ethical standards and may violate the antifraud provisions of the Advisers Act, among other securities laws of the United States. Accordingly, no Employee may maliciously create, disseminate or use false rumors. This prohibition covers oral and written communications, including the use of electronic communication media such as e-mail, PIN messages, instant messages, text messaging, blogs and chat rooms. Because of the difficulty identifying “false” rumors, the Firm discourages Employees from creating, passing or using any rumor.

V.	ACKNOWLEDGEMENT

Each Employee must certify at least annually (upon request by Manteio) that he or she has read, understands, is subject to and has complied with the Regulatory Compliance Manual, including the Code. Any Employee who has any questions about the applicability of the Code to a particular situation should promptly consult with the CCO.

VI.	REPORTING, SANCTIONS AND NO RETALIATION

While compliance with the Code is anticipated, Employees should be aware that in response to any violations, the Firm shall take whatever action is deemed necessary under the circumstances, including, but without limitation, the imposition of appropriate sanctions. These sanctions may include, among others, the reversal of trades, reallocation of trades to client accounts, disgorgement of profits deemed improper, or, in more serious cases, reduction of discretionary bonus opportunity, suspension or termination of employment or referral to the appropriate regulatory authorities.

Employees are required to report any improper or suspicious activity, including any suspected violation(s) of the Code, the Regulatory Compliance Manual or applicable law, to the CCO, or in the case of alleged misconduct involving the CCO, to another member of the Management Committee. The Firm prohibits retaliation against any such personnel who, in good faith, seeks help or reports known or suspected violations, including Employees who assist in making a report or who cooperate in an investigation. Any Employee who engages in retaliatory conduct will be subject to disciplinary action, which may include termination of employment.

Nothing in this Manual prohibits any Employee from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority, regarding a possible securities law violation.

VII.	WHISTLEBLOWER POLICY

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) mandated that the SEC provide a rule to give protection from victimization and dismissal to individuals who make certain disclosures to the SEC regarding possible violations of the federal securities laws (a “Whistleblower”).

The Firm takes seriously any report regarding a potential violation of Firm policy or other improper or illegal activity. All Supervised Persons are encouraged to report any perceived problems to the CCO. While the Firm encourages that any concerns be raised internally to the CCO, the SEC does not require that concerns first be raised internally and can be made directly to the SEC. If a Supervised Person reports a securities law violation (in good faith) to the SEC, such Supervised Person will not be in breach of any confidentiality agreement with the Firm. The Firm will do everything possible to keep the identity of the reporting individual confidential, if they so wish.

Supervised Persons may submit information to the SEC anonymously through an attorney. All reports of wrongful conduct will be investigated by the CCO. Any Supervised Person who submits a complaint made in good faith will not experience retaliation, harassment, or unfavorable or adverse employment consequences. Any Supervised Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment.

VIII.	ADDITIONAL RESTRICTIONS AND WAIVERS BY MANTEIO

From time to time, the CCO, in consultation with the Management Committee, may determine that it is in the best interests of the Firm for certain Employees or other persons to be subject to additional restrictions or requirements in addition to those set forth in the Code. In such a case, the affected persons will be notified of the additional restrictions or requirements and will be required to abide by them as if they were included in the Code. In addition, under extraordinary circumstances, the CCO may, after consultation with the Management Committee, grant a waiver of certain of these restrictions or requirements contained in the Code on a case by case basis. In order for an Employee to rely on any such waiver, it must be granted in writing.

IX.	ADMINISTRATION

The Board of Directors (“Board”) of any Fund in which Manteio provides advisory services, including a majority of directors who are not interested persons, must approve this Code and any material changes to the Code. Before approving any changes to this Code, the CCO must provide the Board with a certification that Manteio has adopted procedures reasonably necessary to prevent the Manteio Employees from violating the Funds’ code of ethics or this Code. The Board must approve this Code before initially retaining Manteio and must approve a material change no later than six months after adoption of the material change.

Annually, Manteio must provide the Board of any Fund in which it provides advisory services with a written report that describes any issues arising under this Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations. Further the written report must certify that Manteio has adopted procedures reasonably necessary to prevent its employees from violating this Code.

PERSONAL INVESTMENT POLICY

(CODE OF ETHICS)

I.	INTRODUCTION

The following policies and procedures form part of the Code adopted by Manteio. The Advisers Act, specifically Rule 204A-1, requires “access persons” of a registered investment adviser to provide periodic reports regarding transactions and holdings in Reportable Securities beneficially owned by the access person. For purposes of the Code, all Employees are considered to be Access Persons of Manteio.

The purpose of this Personal Investment Policy and related procedures (this “Policy”) is to alert Manteio Access Persons of their ethical and legal responsibilities with respect to securities transactions involving (i) possible conflicts of interest with Manteio Advisory Clients, and (ii) the possession and use of material, nonpublic information. It is a violation of the Code and this Policy for any Access Person of Manteio to use their knowledge concerning a trade, pending trade or contemplated securities transaction by any other Manteio Advisory Client to profit personally, directly or indirectly, as a result of such transaction, including by purchasing or selling such securities.

The provisions of this Policy are based upon the following general fiduciary principles:

•	the duty at all times to place the interest of the Firm’s Advisory Clients first;

•	the requirement that Access Persons of Manteio become aware of, maintain knowledge of, and comply with applicable federal and state laws and regulations, including those of any relevant governmental agency or self-regulatory organization;

•	the requirement that all Personal Securities Trades be conducted to avoid any actual, potential, or perceived conflict of interest, or any abuse of an individual’s position of trust, confidence, and responsibility; and

•	the fundamental standard that Access Persons of Manteio should not take inappropriate advantage of their positions.

This Policy requires that all Manteio Employees make certain periodic reports concerning their Personal Securities Trades and the receipt of certain types of gifts, entertainment or other benefits.

II.	GENERAL POLICY REQUIREMENTS

As a general matter, Manteio Employees owe an undivided duty of loyalty to the Firm’s Advisory Clients. The Firm also recognizes the need to permit Employees reasonable freedom with respect to their personal investment activities. It shall be a violation of the Code and this Policy for any Employee of the Firm, in connection with the performance of his or her job responsibilities:

•	to employ any device, scheme or artifice to defraud any Advisory Client;

•	to make any untrue statement of a material fact to an Advisory Client, or to omit to state a material fact necessary in order to make the statements not misleading;

•	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon an Advisory Client;

•	to engage in any manipulative practice with respect to an Advisory Client; or

•	to engage in any manipulative practice with respect to Securities, including price manipulation.

This Policy, together with the other policies set forth in the Code, supersedes and replaces in full any earlier policies on the subjects regulated. Any questions that arise relating to the Policy should be referred to the CCO. If necessary, any final determination with respect to a matter arising under this Policy may be made by the CCO, in consultation with the Management Committee, as may be necessary and appropriate.

This Policy is applicable to all Access Persons of Manteio.

III.	RECORDKEEPING AND REPORTING REQUIREMENTS

Under the Advisers Act, Manteio is required to keep records of transactions in Securities in which Access Persons of Manteio have a direct or indirect Beneficial Ownership Interest.

A.	ACA Compliance Alpha Monitoring Platform (“Compliance Alpha”)

Compliance Alpha is the Firm’s electronic monitoring platform, which the Firm utilizes to comply with a number of provisions in this Code. Each Employee receives a personal username and password to access the Compliance Alpha platform. Employees are expected to use the system to provide required reporting of the Code and submit any pre-clearance requests. All relevant information will be retained. Additionally, the Firm uses Compliance Alpha to distribute periodic compliance documents and certification forms to Employees.

B.	Reports

The following personal securities holding and transaction reporting requirements have been adopted to enable Manteio to satisfy its legal and regulatory requirements:

•	In all cases, within ten (10) days from the date of commencement of employment (or other engagement or arrangement in the case of a non-Employee Access Person) with the Firm, every new Access Person shall submit to the CCO (or designee), an Initial Holdings Report using Compliance Alpha (see Attachment A for reference), disclosing every Reportable Security and account that holds or can hold Securities, including each Third Party Discretionary Managed Account (as defined in Section III.C below), in which that Access Person and his/her Family Members have a direct or indirect Beneficial Ownership or other Beneficial Interest (which information must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person);

•	On a quarterly basis and no later than thirty (30) days after each calendar quarter’s end, every Access Person shall file with the CCO (or designee) a Quarterly Transaction Report using Compliance Alpha (see Attachment B for reference), disclosing all transactions in a Reportable Security during the quarter.

•	At the end of each calendar year, but in no case later than thirty-one (31) days following year-end (i.e., January 31), every Access Person shall submit to the CCO (or designee) an Annual Holdings Report using Compliance Alpha (see Attachment C for reference), disclosing all holdings of Reportable Securities held in each account as of year-end;

•	Each Access Person must annually execute an acknowledgment with respect to the Code and the Regulatory Compliance Manual, including this Policy, using Compliance Alpha (see Attachment D for reference).[4]

C.	Duplicate Monthly Statements and Trade Confirmations

In connection with the preparation and submission of the Quarterly Transaction Reports and Annual Holding Reports, Access Persons shall arrange for a broker, dealer, bank or other third-party service provider to promptly send to the CCO duplicate monthly account statements and trade confirmations for all Personal Securities Trades that contain all holdings and/or transactions in Reportable Securities. A form of letter requesting copies of duplicate statements and confirmations is attached hereto as Attachment E.

If an Employee has arranged for duplicate statements and confirmations for all Personal Securities Trades that contain all holdings and/or transactions in Reportable Securities to be sent to the CCO, the Employee is not required to complete a Quarterly Transaction Report or Annual Holdings Report as these requirements will be fulfilled through the delivery of these duplicate statements and confirmations. However, any holdings and/or transactions in Reportable Securities not shown in those duplicate statements must provided to the CCO via Compliance Alpha by completing the above referenced Quarterly Transaction Reports and/or Annual Holdings Reports.

D.	Exceptions from Reporting

In accordance with Rule 204A-1(c), Access Persons are not required to submit: (i) any reports with respect to Securities held in (or Personal Securities Trades effected in) personal securities trading accounts over which the Access Person has no direct or indirect influence or control (each a “Third Party Discretionary Managed Account”); (ii) reports with respect to transactions effected pursuant to an automatic investment plan; and (iii) reports which would duplicate information contained in broker trade confirmations or account statements previously provided to the CCO, so long as such confirmations or statements are submitted within 30 days after the end of the applicable calendar quarter. Notwithstanding the reporting exemption in (i) above, Access Persons are required to report all accounts, including Third Party Discretionary Managed Accounts, in the Initial Holdings Report and the Annual Holdings Report. The CCO reserves the right to require appropriate documentation evidencing the non-discretionary nature of any Third Party Discretionary Managed Account(s).

Reliance on this Third Party Discretionary Managed Account exception is conditioned upon Manteio’s receipt of an Exempt Accounts Certification (in the form maintained by the CCO and attached hereto as Attachment N) and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO. The CCO may also determine to conduct periodic testing of trading activity in a sample of such accounts by requiring the Access Person to provide copies of account statements for such accounts. Access Persons should consult with the CCO before excluding any accounts from the reporting obligations described in this Section III, especially those held by Family Members.5

[4]	Depending on the nature of the services to be performed by an Access Person and the type and frequency of access to the Firm’s premises and systems, the CCO may determine that an Access Person who is not an Employee shall only execute an acknowledgement of the Code rather than the entire Manual.

5	See SEC IM Guidance 2015-03 – Personal Securities Transactions Report by Registered Investment Advisers Securities Held in Accounts Over Which Reporting Persons Had No Influence or Control.

IV.	PRE-CLEARANCE OF PERSONAL SECURITIES TRADES

A.	Personal Securities Trades

No Access Person may make a Personal Securities Trade in the Securities of an issuer unless and until (i) such Access Person has requested the appropriate pre-clearance through email; (ii) the proposed trade (purchase or sale) has been approved in writing (or e-mail) by the CCO (or designee); (iii) the approved transaction is completed by the close of business on the second trading day after approval is received; and (iv) the CCO (or designee) has not rescinded such approval prior to the execution of the transaction.

The following Securities are exempt from Manteio’s pre-clearance requirements:

•	open-end mutual funds (except those advised by Manteio),

•	U.S. Government securities,

•	certificates of deposit,

•	money market funds,

•	currently performing bonds issued by a municipality, state or local government;[6] and

•	Exchange Traded Funds (known as ETFs), except any Manteio managed ETFs, and any related derivatives including ETF options and futures[7].

For the avoidance of doubt, trades in currencies (including cryptocurrencies and other digital assets) are exempt from Manteio’s pre-clearance requirements.

All Quarterly Transaction Reports, Annual Holdings Reports and Personal Securities Trades made by the CCO shall be reviewed and approved by a member of the Management Committee and in accordance with the policies described in this chapter.

[6]	Municipal bonds are exempt from the Firm’s Pre-Clearance Policy; however, they are Reportable Securities for purposes of the Firm’s periodic reporting requirements.

[7]	ETFs and any related ETF derivatives including ETF options and futures are exempt from the Firm’s Pre-Clearance Policy; however, they are Reportable Securities for purposes of the Firm’s periodic reporting requirements.

B.	Restricted List

While the Firm generally endeavors to remain public and unrestricted with respect to its Advisory Clients’ trading activities, from time to time, Manteio may (i) assume a duty of confidentiality in order to receive confidential information from portfolio companies (or companies in which Manteio is contemplating an investment), or (ii) assume other extraordinary duties, fiduciary or otherwise, by accepting a steering committee, board of director or observer position, in connection with an existing or potential investment. In such cases, the individual responsible for the pertinent confidentiality agreement or committee, board or observer position shall immediately inform the CCO (or designee), and the CCO will consider the assumed duty and determine whether to place such issuer and Security on the Firm’s Restricted List.8

The information that a particular issuer has been placed on the Restricted List is itself sensitive and confidential. The contents of the Restricted List should never be communicated to persons outside of the Firm except in the limited circumstances in which the CCO has determined in writing that it is necessary to disclose such information. The Firm may place an issuer on the Restricted List at any time without prior notice. Manteio Advisory Clients and Access Persons who obtain Securities of an issuer that is later placed on the Restricted List may be “frozen in,” or prohibited from disposing of such Securities, until such time as the issuer has been removed from the Restricted List.

1.	Securities

The name of an issuer or Security could be placed on the Restricted List for many reasons, including when:

•	the Firm enters into a confidentiality agreement with or relating to an issuer;

•	the Firm becomes bound by a fiduciary obligation or other duty (for example, because an Employee has become a board member of or gained board observer rights to a Fund portfolio company or has joined a formal or informal steering or creditors committee);

•	an Employee becomes aware of material, nonpublic information about a Security or issuer.

•	the CCO, together with the Management Committee, determine that pre-clearance of trading in a security is required or desirable as an internal control to ensure continued compliance with applicable law and regulation.

2.	Procedures

The CCO maintains and updates the Firm’s Restricted List. It is the responsibility of all Manteio Employees, however, to ensure that the Firm’s Restricted List is accurate. Please consult the Confidentiality Policy in the Manual for further information on the relevant procedures.

•	Additions: Employees who become aware of any of the circumstances set forth in subsection (D)(1) above, or who for any other reason believe a company or security should be added to the Restricted List, should immediately notify the CCO (or designee) in order to determine whether the Restricted List should be updated.

[8]	Manteio Employees may only enter into confidentiality agreements or accept committee, board of director or observer positions with the prior approval of the CCO in accordance with the Code of Ethics and the Confidentiality Policy in the Manual.

•	Deletions: When the circumstances set forth in subsection (D)(1) above no longer exist, or the Firm is no longer bound by the obligations giving rise to the inclusion of a security or issuer on the Restricted List; Employees should notify the CCO (or designee) so that the name of the issuer or security can be promptly removed from the Restricted List.

•	Changes: From time to time, the CCO (or designee) will distribute a notice to all Employees as to changes to the Restricted List.

C.	Watch List

From time to time, a select number of Manteio Employees may gain access to or possess confidential information, or serve on (or be asked to serve on) informal or ad hoc advisory boards and/or committees (including creditors’ committees). Because this access and service may give rise to certain restrictions, duties or obligations, and for any reason determined by the CCO in his sole discretion, depending on the facts and circumstances, the CCO may establish a Watch List consisting of such companies and Securities. The CCO will monitor any trading (or proposed trading) by Manteio Advisory Clients or Access Persons in such Securities or companies to ensure that there have been no violations of the Code of Ethics or applicable law. The Watch List is maintained and updated by the CCO and is disclosed only to members of the Management Committee. Like the Restricted List, the contents of the Watch List is confidential information of the Firm.

D.	Private Placements and Initial Public Offerings

No initial public offering or private placement of securities may be purchased for any account in which an Access Person has a beneficial ownership interest, except with the prior, written approval of the CCO and in accordance with whatever limitations are specified with respect to timing, amount or other factors pertaining to the proposed investment. Requests to make such investments shall be made by completing a Private Placement and IPO Request and Reporting Form in Compliance Alpha (see Attachment F for reference).

E.	Cryptocurrencies, Initial Coin Offerings, Tokens and Other Digital Assets

Decentralized virtual currency or cryptocurrency platforms operate under a variety of different structures, primarily using a distributed ledger system. A single-facet cryptocurrency is generally considered a “commodity” and thus falls outside the definition of a Security under U.S. federal securities laws. Therefore, this Policy does not directly apply to cryptocurrencies, except to the extent they are being used to facilitate an underlying transaction involving a Security (as described further in the paragraph below). An Employee seeking to acquire, for example, Bitcoin or Ether on an exchange using a fiat currency (e.g., USD, EUR, GBP) is not required to obtain preapproval or report the transaction or holding.

An initial coin offering or “ICO” is a method of fundraising, similar to crowdfunding, for a new venture wherein investors obtain interests in the form of coins or tokens in exchange for legal tender or another established cryptocurrency, such as Bitcoin or Ether. In this situation, the coin or token (i.e., the interest in the venture) may be considered a Security; and therefore, treated the same as a traditional private investment under this Policy. If an Employee seeks to make an investment, regardless of the fiat or virtual currency used to fund the transaction, with an expectation of profit derived from the managerial efforts of others, then the coin or token is likely a security and preapproval and ongoing reporting is therefore required.

Accordingly, prior to participating in any ICO or investment (virtual or otherwise) with a profits interest contingent on the management efforts of others, Employees are required to submit a preapproval request by email to the CCO. The CCO will undertake an analysis to determine whether a Securities transaction is implicated, whether a conflict of interest or other compliance risks exists, and whether approval would be consistent with the Firm’s policies and procedures. The CCO may request additional information as deemed necessary to make such a determination and Employees must submit a new preapproval request for each subsequent or add-on ICO related investment. To the extent an Employee seeks to take an active role with respect to any ICO or cryptography related venture, he or she will also be required to seek preapproval as an Outside Activity by submitting such information through Compliance Alpha. (See Attachment I for reference.)

F.	Inside Information

Access Persons may not make Personal Securities Trades9 in the Securities of an issuer while in possession of material, nonpublic information regarding that issuer. Access Persons may not communicate such information to others except in the course of fulfilling their job responsibilities as an Employee of the Firm. Should an Access Person become aware of (or believe that he or she has become aware of) material, nonpublic information at any time, whether in the course of their employment or otherwise, that Access Person must inform the CCO. The elements of improper insider trading are explained more fully in the Insider Trading Policy below, which is a part of this Code.

G.	Use of Brokerage for Personal or Family Benefit

No Access Person may, for direct or indirect personal or Family Member benefit, execute a trade with a broker by using the influence (implied or stated) of Manteio or any Access Person’s influence (implied or stated) with Manteio.

H.	No “Front Running”

As a general rule, no Personal Securities Trade may be executed with a view toward making a profit from a change in price of such security resulting from anticipated transactions by or for Manteio’s Advisory Clients.

[9]	Except as specifically set forth in this Manual, the prohibition against trading while in possession of material nonpublic information also applies to trades on behalf of Advisory Clients.

V.	REMEDIAL ACTIONS AND DISCIPLINARY SANCTIONS

Initially, upon discovering a violation of this policy, Manteio shall take any remedial steps it deems necessary and appropriate to correct an actual or apparent conflict (e.g., a trade reversal). Following appropriate corrective efforts, Manteio’s CCO, in consultation with the Management Committee, may impose sanctions if, based upon all of the facts and circumstances considered, such action is deemed appropriate. The magnitude of the sanctions will vary with the severity of the violation. Repeat offenses will likely merit more severe sanctions. Violations of this policy include, but are not limited to, the following:

•	failure to disclose the opening or existence of an account containing Reportable Securities;

•	execution of any unauthorized Personal Securities Trade, including an IPO or private placement without securing the approval of the CCO; and

•	failure to timely complete and return periodic certifications and acknowledgments.

The type of sanctions which may be imposed include, but are not limited to, verbal or written admonishments, trade reversals, reduction of the Employee’s discretionary bonus to reflect disgorgement of profits or monetary fines, suspension or termination of trading privileges, termination or suspension of access to Manteio facilities or systems, suspension or termination of employment or engagement, initiation of a legal claim or referral to legal or regulatory authorities.

VI.	REVIEW BY CCO

The CCO (or designee) will review Personal Securities Trade-related information to verify compliance with this Policy. As discussed earlier, the CCO’s personal trading activity shall be subject to a member of the Management Committee.

INSIDER TRADING POLICY

(CODE OF ETHICS)

I.	INTRODUCTION

The prohibitions against insider trading set forth in the federal securities laws play an essential role in maintaining the fairness, health, and integrity of our capital markets. These laws also establish fundamental standards of business conduct that govern our daily activities and help to ensure that client trust and confidence are not compromised in any way. Consistent with these principals, Manteio forbids any Access Person from (i) trading securities of an issuer either for any Manteio Advisory Client or any account in which an Access Person has a Beneficial Interest, if that Access Person is “aware” of material and nonpublic information concerning an issuer; or (ii) communicating material and nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every Access Person and extends to activities within and outside of each Access Person’s duties at Manteio. Every Access Person must read and retain this policy as part of his or her personal file. Any questions regarding this policy should be referred to the CCO.

The term “insider trading” is not specifically defined under the federal securities laws (most guidance in this area can be found under case law and related judicial decisions), but generally is used to refer to improper trading in securities on the basis of material and nonpublic information (whether or not the person trading is an insider). A person is generally deemed to trade “on the basis of” material nonpublic information if that person is aware of material nonpublic information when making the purchase or sale. It is generally understood that the law prohibits trading by an insider on the basis of material nonpublic information about the security or issuer. In order to be held liable under the law, the person trading must violate a duty of trust or confidence owed directly, indirectly or derivatively to the issuer of that security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information (e.g., an employer). The law also prohibits the communication of insider information to others and provides for penalties and punitive damages against the “tipper” even if he or she does not gain personally from the improper trading.

A further discussion of the elements of insider trading and the penalties for such unlawful conduct is provided below. If you have any questions after reviewing this policy, please consult with the CCO.

II.	KEY TERMS

A.	Who is an Insider?

The concept of an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, investment advisers (including Manteio) and the employees of such organizations. Manteio may become a temporary insider by signing a confidentiality agreement, by accessing material nonpublic information on a “private electronic workspace” or simply by having a conversation with a representative of a company in which Manteio is an investor or in which Manteio is considering an investment.

B.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material” information generally is defined as information with respect to which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Among other things, the following types of information are generally regarded as “material”:

•	dividend or earnings announcements

•	write-downs or write-offs of assets

•	additions to reserves for bad debts or contingent liabilities

•	expansion or curtailment of company or major division operations

•	merger or joint venture transactions

•	new product, service or marketing developments

•	new supplier, manufacturing or production developments

•	material charges/impairments

•	senior management changes

•	change in control

•	material restatement of previously issued financial statements

•	discovery or research developments

•	criminal indictments and civil and government investigations, litigations and/or settlements

•	pending labor disputes

•	debt service or liquidity problems

•	bankruptcy or insolvency problems

•	tender offers, stock repurchase plans

•	recapitalizations, refinancings and securities offerings.

C.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission (the “SEC”), or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg or other publications of general circulation would be considered public. Depending on the circumstances, the mere filing of a report with the SEC may not constitute a public communication, but may require the passage of time in order to allow the market to digest the information. Further, the release of information to a limited audience generally does not change the nature of the information from private to public. Access Persons should seek specific guidance from the Firm’s CCO in situations where information concerning an issuer or its affiliated entities (e.g., subsidiaries) may not have been made available to the investment community as a whole but was made available only to a select group of institutional investors.

D.	Penalties for Insider Trading

Penalties for trading on or inappropriately communicating material and nonpublic information are severe, both for the individuals involved and their employers. A person can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violations. Penalties include:

•	civil injunctions;

•	disgorgement of profits;

•	punitive damages (i.e., fines for the person who committed the violation of up to three (3) times the profit gained or loss avoided, whether or not the person actually benefited personally);

•	felony convictions, which include possible jail sentences; and

•	fines and sanctions against the employer or other controlling person.

III.	INSIDER TRADING PROCEDURES

The following procedures have been established to aid Access Persons of Manteio in avoiding insider trading and to aid Manteio in preventing, detecting and imposing sanctions for insider trading. The following procedures should be read in conjunction with other policies set forth elsewhere in this Code, and in Manteio’s Manual.

Upon discovering a violation of this policy, Manteio may impose such sanctions as it deems appropriate against the Access Person involved. Given the serious nature of this matter, sanctions will most likely include one or more of the following: reduction of an Employee’s discretionary bonus to reflect disgorgement of profits or fines, suspension of trading for an appropriate period of time and, if the facts support such action (i.e., no reasonable explanation or mitigating factors exist), appropriate personnel action, which may include suspension or termination of employment and reporting of the matter to the legal or regulatory authorities as appropriate.

A.	Identifying Inside Information

Before trading in the securities of a company about which they may have potential inside information, Access Persons should ask themselves the following questions:

•	Is the information material? Is this information that an investor would consider important in making his or her investment decisions (e.g., whether the investor should buy, sell or hold a security)? Is this information that would substantially affect the market price of the securities if generally disclosed?

•	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, Bloomberg or other publications of general circulation? Remember that information that has been communicated to a relatively large group of sophisticated investors does not by itself mean that the information is public (e.g., a large group of potential bank debt investors during an invitation only meeting).

B.	Restricting Access to Material and Nonpublic Information

Care should be taken so that material, nonpublic information is secure. For example, files containing material and nonpublic information should be sealed or locked; access to computer files containing material and nonpublic information should be restricted. As a general matter, materials containing such information should not be removed from the Firm’s premises and, if they are, appropriate measures should be maintained to protect the materials from loss or disclosure. Among other things, Access Persons should (i) distribute materials containing material, nonpublic information only on a “need to know” basis; (ii) be careful that they are not capable of being overheard when discussing matters involving material, nonpublic information; and (iii) limit access to offices and conference rooms when these rooms contain material, nonpublic information.

C.	Review and Dissemination of Certain Investment Related Information

As part of its consideration and diligence of certain types of “non-security” investments (e.g., bank debt instruments), the Firm may enter into confidentiality agreements with third parties (e.g., syndicate members or other primary lenders). Those agreements sometimes contain so-called “stand-still” provisions which specifically restrict the Firm’s investment activity in identified issuers, but usually simply raise the possibility that nonpublic information may be disclosed to the recipient, and seek the receiving party’s acknowledgment of that understanding and agreement to be bound by laws prohibiting trading while in possession of material nonpublic information. The issue of “materiality” and the ultimate determination as to whether the information provided rises to the level of “inside information” is normally left to the recipient to determine. Many issuers, their agents or other counterparties specifically require that potential investors sign a confidentiality agreement before they will be provided access to investment related information via internet-based services. Because of the importance of our policies regarding access to and use of confidential information, all confidentiality agreements must be approved by Manteio’s CCO or designated outside legal counsel. It is the responsibility of the investment staff to coordinate completion of the confidentiality agreement as well as (i) delivery of the executed confidentiality agreement to the CCO (or designee) for posting of such agreement in the appropriate folder on the Firm’s internal systems as directed by the CCO (or designee), and (ii) at the discretion of the CCO, the addition of the issuer’s name to the Firm’s Restricted List; all as set forth with greater specificity in the Confidentiality Policy in this Manual.10

D.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise; however, when, in the course of these contacts, Manteio has become aware of material, nonpublic information. This could happen, for example, if a company’s Chief Operating Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, we must make a judgment as to our further conduct. To protect yourself, our Advisory Clients and the Firm, Employees should immediately contact the CCO if you believe that you may have received material, nonpublic information so that the Firm can take appropriate action, including adding the name of the issuer to the Restricted List, if and as appropriate.

[10]	Among other reasons, the CCO may determine that it is not necessary to add the issuer name to the Restricted List because the issuer has no publicly-traded securities (or other readily-tradable instruments that could be traded by the Firm without the prior knowledge of the CCO) or that, irrespective of the receipt of confidential information, trading in the bank debt of the issuer can be done pursuant to standard LSTA documentation.

E.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.

F.	Materiality – Joint Determinations by Investment Staff and the CCO

From time to time, Manteio Employees may receive detailed information about an issuer, which may not be otherwise readily available to the investing public. Although the responsibility for determining whether the information is material generally rests with the investment staff, the Firm’s CCO must be consulted and ultimately approve any such determination.

G.	Bank Debt and Other Non-Security Investments

There may be instances in which Manteio Employees receive information about certain debt instruments that is not generally known by other institutional investors – even those institutional investors who may be similarly situated (e.g., lenders that are privy to nonpublic information and have access to bank-level information or primary lender meetings). In situations where Manteio has access to material nonpublic information about such debt instruments to which other potential investors/counterparties may not have access, investment staff should consult with the CCO as to (i) whether any proposed trade of an instrument should be effected, and, (ii) if such trade may be effected, whether such proposed trade should include the use of a “Big Boy” letter, or, if the instrument is a loan, should be made by means of the standard LSTA form which includes disclosure concerning the possibility of access to such information. In such cases, the CCO, in consultation with outside legal counsel, if and as appropriate, shall make that determination and prepare an appropriate disclosure letter. The CCO shall maintain a log of transactions in which “Big Boy” letters or provisions are used, and copies of any executed “Big Boy” letters.11

[11]	The CCO’s duty to maintain a log of Big Boy letters extends only to “standalone” Big Boy letters and instances in which the language in the LSTA form agreement regarding asymmetry of information was negotiated and modified in any material respect.

H.	Acknowledgment

Each Access Person must annually execute a written acknowledgment of the Code and the Manual,12 including this Policy.

I.	Responsibilities of and Reporting by the Chief Compliance Officer

To ensure adherence to the Insider Trading Policy, the CCO will perform the following functions:

•	The CCO shall ensure that all Access Persons are reasonably familiar with this policy and that, upon joining the Firm, all Access Persons shall receive a copy of this policy, are given the opportunity to discuss its provisions and certify their understanding of its terms.

•	The CCO shall undertake appropriate educational efforts (e.g., periodic training sessions) to refresh awareness and understanding of this Policy and the Code.

The CCO will monitor and periodically review compliance with this Policy.

[12]	Depending on the nature of the services to be performed by an Access Person and the type and frequency of access to the Firm’s premises and systems, the CCO may determine that an Access Person who is not an Employee shall only execute an acknowledgement of the Code rather than the entire Manual.

GIFTS, ENTERTAINMENT, POLITICAL CONTRIBUTIONS AND OUTSIDE ACTIVITIES POLICY

(CODE OF ETHICS)

I.	INTRODUCTION

The following Gifts, Entertainment, Political and Outside Activities Contributions Policy and its corresponding procedures have been adopted by Manteio. Manteio attempts to minimize any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised. One possible area of fiduciary concern relates to the acceptance of gifts or entertainment from third parties with which Manteio or its Advisory Clients do business.

As a general rule, no Employee may solicit, give or receive any gift that could influence decision- making or make a person beholden, in any away, to another person or company that seeks to do or is currently doing business with the Firm. In addition, depending upon an Employee’s responsibilities, specific regulatory requirements may dictate the types and extent of gifts and entertainment Employees may give or receive.

II.	GIFTS AND ENTERTAINMENT POLICY

Providing Business Courtesies

The Firm is committed to competing solely on the merit of its products and services. Employees should avoid any actions that create a perception that favorable treatment of outside entities by the Firm was sought, received, or given in exchange for personal business courtesies.

Any Employee who offers a business courtesy must assure that it cannot reasonably be interpreted as an attempt to gain an unfair business advantage or otherwise reflect negatively upon the Firm. In addition, an Employee may never use personal funds or resources to do something that cannot be done with Firm resources. No Employee should offer or provide any gifts to vendors or third parties (including investment banks, underwriters, Investors and prospective Investors in the Funds) with whom or with which the Firm or its affiliates conducts, or is considering conducting, business, without the consent of the CCO. A gift may include any services or merchandise of any kind or discounts on merchandise or services and other transfers of cash or items of value. This policy does not prohibit the provision of occasional or nominal non-cash gift items (without the consent of the CCO), such as holiday gifts, so long as the amount provided by an Employee to any one recipient over a calendar year does not exceed $250.

Although customs and practices might differ among the many marketplaces in which the Firm conducts its business, Firm policies regarding business courtesies are substantially similar within the U.S. and elsewhere throughout the world. As a matter of respect for the rich and diverse business customs practiced in the international markets in which the Firm does or may do business, the Firm recognizes that permissible business conduct might differ somewhat based on local ethical business practices. Nonetheless, the actions of all Firm personnel, even internationally, must always be consistent with Firm policies and procedures.

Specific requirements and restrictions apply regarding the offering of business courtesies to government officials or employees (both foreign and domestic, including, with respect to foreign government officials, the Foreign Corrupt Practices Act). Certain federal laws relating to the provision of business courtesies to government officials or employees are complex, extremely restrictive, and provide for harsh penalties (i.e., up to five (5) years imprisonment and up to $200,000 in fines). Laws, rules and regulations concerning appropriate meals, gifts and entertainment to government officials and employees can also vary depending on government branch, state or other jurisdiction.

It is against Firm policy to offer or give a business courtesy to government officials or employees (or any other individual) unless the regulations applicable to that individual permit acceptance of the business courtesy. Accordingly, Employees are prohibited from offering or giving any gift or business courtesy whatsoever to government officials or employees without first discussing the matter with the CCO. The foregoing policies apply similarly to officials, employees or individuals associated with unions or other labor organizations.

If you are unsure of applicable laws, rules and regulations with respect to providing business courtesies in any circumstance, you should consult with the CCO.

Receiving Business Courtesies

No Employee should obtain any material personal benefits or favors because of his or her position with the Firm. Each Employee’s decisions on behalf of the Firm must be free from undue influence. No Employee shall ask for, or accept, any gifts from vendors or third parties with whom or which the Firm or its affiliates conducts, or is considering conducting, business (including Investors and prospective Investors in the Funds), without the consent of the CCO. A gift may include any services or merchandise of any kind or discounts on merchandise or services and other transfers of cash or items of value. This policy does not prohibit the receipt of occasional or nominal non-cash gift items (without the consent of the CCO), such as holiday gifts, so long as the amount received by an Employee from any one source over a calendar year does not exceed $250.

The foregoing is not intended to prohibit the acceptance or provision of normal amenities and entertainment that facilitate the handling of the Firm’s business, such as business luncheons, dinners, or other non-extravagant activities. Thus, normal and customary entertainment (i.e., business meals and entertainment including concerts, exhibitions or games featuring local sports teams, where the person providing the entertainment is present) that is not “lavish” and does not influence the selection of vendors or third parties with whom the Firm conducts business, is acceptable. No Employee may provide or accept extravagant or excessive entertainment to or from an Advisory Client or any person or entity that does or seeks to do business with or on behalf of the Firm. If an Employee has any questions with regard to whether certain entertainment is considered “lavish” under this policy, such Employee should contact the CCO.

Pursuant to this policy, the provision or receipt of gifts or entertainment involving the CCO shall be subject to the approval of a member of the Management Committee.

The CCO may provide exceptions to the limits on providing and receiving business courtesies, on a case-by-case basis, provided they do not present a conflict of interest or give the appearance of impropriety. Any exceptions will be documented by the CCO.

III.	POLITICAL ACTIVITIES

Manteio encourages its Employees to be actively involved in the civic affairs of the communities in which they live. When speaking on public issues, however, Employees should do so only as individual citizens of the community and must be careful not to create the impression that they are acting for, or representing the views of Manteio.

The SEC, along with certain states, municipalities, and public pension plans, have adopted regulations limiting or completely disqualifying a firm from providing services to, or accepting placements from, a government entity if certain political contributions13 are made or solicited14 by the Firm, certain of its Employees, or, in some instances, an Employee’s spouse, civil union partner or immediate family members residing in the same home. Under these so-called “pay to play” regulations, a single prohibited political contribution to a candidate or officeholder, political party, political action committee or other political organization at practically every level of government (including local, state and federal) may preclude the Firm from providing services to, or accepting placements from, the applicable government entity and may compel the Firm to reimburse compensation received by the Firm in connection with such services or placements.

Every Employee of the Firm and his/her Family Members are to refrain from making or soliciting any contributions in any amount to any federal, state, county or local political campaign, candidate or officeholder, or any political organizations (e.g., political party committee, political action committee), without the prior written approval of the CCO. Political contributions proposed to be made by the CCO shall be subject to the approval of the Management Committee.

Any Employee and his or her Family Members wishing to make or solicit any such contributions must submit a contribution request to the CCO using Compliance Alpha (see Attachment G for reference).

Indirect Violations

The pay to play laws also prohibit actions taken indirectly that the Firm or its Employees could not take directly without violating the law. For example, it is improper and unlawful to provide funds to a third party (such as a consultant or attorney) with the understanding that the third party will use such funds to make an otherwise prohibited contribution. Such indirect violations may trigger disqualification of the Firm and result in other sanctions, including possible criminal penalties. If any Employee learns of facts and circumstances suggesting a possible indirect violation, that Employee must report such facts and circumstances to the CCO immediately.

Initial Disclosure

In order to ensure compliance with this policy, the CCO may also require that new Employees, upon commencement of employment with or service to the Firm, report to the CCO via Compliance Alpha any political contributions made in the prior two (2) years in order to verify compliance with applicable pay to play laws or regulations. A sample disclosure form is attached hereto as Attachment H.

13	Contributions include cash, checks, gifts, subscriptions, loans, advances, deposits of money, “in kind” contributions (e.g., the provision of free professional services), or anything else of value provided for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election.

[14]	Solicitation of contributions encompasses any fundraising activity on behalf of a candidate, campaign, or political organization, including direct solicitation, hosting of events, and/or aggregating, coordinating or “bundling” the contributions of others.

IV.	SERVING AS OFFICERS, TRUSTEES, AND/OR DIRECTORS

Employees are often asked to serve as directors, trustees or officers of outside organizations. These organizations may include public or private corporations, limited and general partnerships, endowments and foundations. Service with organizations outside of the Firm may, however, raise regulatory concerns, including creating potential conflicts of interest and providing access to material nonpublic information. As a result, Employees may not accept such requests without prior approval of the CCO in consultation with the Firm’s Management Committee, or unless such request was made by Manteio. Such request must be made through Compliance Alpha. (See Attachment I for reference.)

In certain instances, the Firm may determine that it is in the best interest of its Advisory Clients for an Employee to serve as an officer or director of an outside organization, including a portfolio company. For example, a portfolio company held by an Advisory Client may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company.

As an outside board member or officer, it is critical that Employees coordinate their role with the CCO to ensure appropriate protection of and conduct with respect to any confidential information. If Employee(s) are members of the board of directors of a portfolio company, any open-market proposed purchase or sale by an Advisory Client of the securities of that issuer is subject to the prior approval of the CCO in consultation with the Management Committee. Additionally, in cases where Manteio may have a business relationship with the outside organization or may seek a business relationship in the future, the Employee must be appropriately screened from involvement in any decision by Manteio to enter into or to continue the business relationship with that organization.

Employees are prohibited from engaging in the outside activities described above without the prior email approval of the CCO. The CCO is prohibited from engaging in outside activities without the approval of a member of the Management Committee. Approval will be granted on a case-by-case basis, subject to proper consideration and resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues (actual or apparent) can be satisfactorily mitigated or resolved.

V.	REVIEW BY CCO

The CCO (or designee) will monitor and review information to verify compliance with this Policy.